China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 1

China Housing & Land Development Reports Year 2008 Results

Highlights of 2008

●	Strong cash position of $38.2 million at year end compared with $2.5 million at year end 2007.

●
Strong balance sheet with total assets of $222.4 million compared with $155.7 million at year end 2007 and shareholders’ equity of $84.6 million at year end 2008 compared with $66.2 million at year end 2007.

●	Lower leverage with net debt as a percent of total capital at 19.8 percent at year end 2008 compared with 27.8 percent at year end 2007.

●	Improved liquidity and visibility when our trading moved to NASDAQ from OTCBB in May.

●	Completed the formation of our joint venture with Prax Capital to develop 79 acres in China Housing’s Baqiao project. Expected gross floor area is about 7 million square feet.

●	Total revenues in 2008 decreased 64.2 percent to $26,465,846 from $73,912,850 in 2007, which is consistent with the periodic nature of real estate development.

●	Net income in 2008 decreased 42.7 percent to $9,555,853 from $16,686,116 in 2007.

Xi’an, China – March 25, 2008 -- China Housing & Land Development, Inc., (China Housing, NASDAQ: CHLN) today reported that total revenues for the year 2008 decreased 64.2 percent to $26.47 million from $73.91 million for the year 2007, net income decreased 42.7 percent to $9.56 million in 2008 from $16.69 million in 2007, and earnings per diluted share decreased 42.7 percent to $0.30 per diluted share in 2008 from $0.62 per diluted share in 2007.

Mr. William Xin, Chief Financial Officer of China Housing & Land Development, Inc., said, “Our revenue was lower because most of our projects just started in 2008, so there is a higher cost associated with them and lower revenue compared with 2007 when several large projects came to completion. Our higher SG&A expenses were due mainly to the startup costs of our new joint venture and two rounds of financing in 2008, as well as our move from the OTC Bulletin Board to NASDAQ. Most of these costs are nonrecurring.”

Mr. Pingji Lu, Chairman of China Housing & Land Development, Inc., said, “Our financial performance in 2008 was consistent with our long-term progress and with the periodic nature of the real estate development business. We continue to manage our business to deliver great performance in our operations and believe that superior long-term financial performance will be the likely result.

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 2

“The Xi’an real estate market warmed in January and February 2009, with some consumers deciding that it was time to start buying. Prices and sales volume both increased compared with January and February 2008.

“The average residential sales price per square meter in Xi’an increased by 4.5 percent in January 2009 over January 2008. February’s average price per square meter increased 7.0 percent over February 2008.

 “Residential sales volume, measured by square meters sold in Xi’an in the January-February 2009 period, increased 5.9 percent from the same two-month period of 2008.

 “While the trend of the January-February market was encouraging, it is too early to know if the increases in the Xi’an housing market were caused by a temporary release of pent up demand from the soft fourth quarter or from a new foundation for sustainable market expansion or both.”

Tsining JunJing II project update

Mr. Xiaohong Feng, Chief Executive Officer of China Housing & Land Development, Inc., said, “Tsining JunJing II, our current project under construction, is a multi-family and retail project on 18 acres with 2,119 apartments. It has two phases and is scheduled to be finished in 2010.

“Phase one has 13 middle-rise and high-rise residential buildings and 3 auxiliary buildings, including a kindergarten, with a gross floor area of about 136,012 square meters. In 2008, we collected $33.6 million in pre-sales deposits, of which we recognized $23.8 million as revenues in 2008. Estimated total revenues from phase one are about $101.6 million. We should complete phase one in the third quarter of 2009.

“Phase two of JunJing II consists of 12 middle-rise and high-rise buildings. Construction should start in the second quarter of 2009, and we will begin accepting pre-sales purchase agreements during the third quarter 2009. Revenue from those pre-sales should begin to be recognized when the construction starts above the ground level in the fourth quarter of 2009 or the first quarter of 2010. The total revenues from phase two are expected to be about $94.1 million.

“Another project, in planning, is JunJing III that is near our JunJing II project. It will have an expected total gross floor area of about 51,470 square meters and consist of 3 high rise buildings, each 28 to 30 stories high. Construction should start in the third quarter 2009 and the pre-sales should start in the same quarter. The total estimated revenue from this project is about $46.0 million.

“As you can see, we are making great progress and expect additional cash from JunJing II and JunJing III in future quarters.”

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 3

Joint venture update

Mr. Lu continued, “The Puhua project, our 79 acre joint venture project located in Baqiao, has a total land area of 192,582 square meters and an expected gross floor area of about 610,000 square meters.

“In December 2008, we formed the joint venture with Prax Capital China Real Estate Holdings Limited. Prax Capital invested $29.3 million cash in the joint venture. The joint venture acquired the land use rights early in the first quarter 2009 and is proceeding on schedule. Here is our progress as of March 25:

●	The detailed site planning and architectural designs are well underway.

●	Our marketing research company is performing focused but extensive research to determine our best target customers for this premium riverfront property.

●	We have selected the firm that will do the detailed market positioning to reach those target customers. That firm also will be our exclusive promotion and sales agent for the project.

●	The 79 acres have been cleaned and are ready for the excavation of the building foundations to begin as soon as the detailed site plan becomes final.

●
Ground breaking currently is scheduled for June 2009, with the first pre-sales likely to start in September 2009. The starts may be delayed somewhat if the real estate market softens instead of improves.

●	Construction of the buildings will be in phases, with the final buildings expected to be finished in 2014.

“We are confident that this first site in our Baqiao project will be a world-class residential community and that the whole Baqiao development will become the great success we envision.

Goal and strategies

 “We have recently sharpened our goal and strategies.

“Our goal is to become the leading residential property developer in Xi’an and in other urban markets in western China, measured by the combination of high customer satisfaction, high quality design and construction, the gross floor area created each year, total assets, and an internal rate of return greater than our cost of capital.

“Our five primary strategies are:

“One, focus on continuing to serve the greater Xi’an market and on expanding into the leading urban markets in western China. Western China accounts for about half of geographic China, has a growing share of the country’s population, and is an emerging market with low costs, natural resources and developing industries, and high growth potential.

“Two, serve the rapidly growing market segment of middle and upper income families.

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 4

“Three, maintain modern cost control systems to ensure cost-effective and efficient operations.

“Four, leverage our strong brand. The acquisition of our new property management company in early 2009 will strengthen our brand by making sure our communities are well maintained. The result will be sustained high quality and retained value for our customers. Our strong brand gives us a competitive advantage in acquiring property rights, attracting customers, negotiating prices, achieving target internal rates of return, and expanding into other markets.

“And five, use our access in the global capital markets to expand our organic growth and increase our prudent acquisitions and expansions.”

Year 2008 results

Revenues

Total revenues for the year 2008 decreased 64.2 percent to $26,465,846 from $73,912,850 in 2007, due primarily to lower revenues from the sale of properties, partly offset by higher other income, as discussed below.

Revenues from the sale of properties

Revenues from the sale of properties in the 2008 decreased 67.0% to $24,306,062 from $73,579,325 in 2007, primarily due to the absence of a land sale in 2007, and the completion of two housing and commercial projects and one infrastructure construction project in 2007. The revenue in 2008 came mainly pre-sales of apartments in the Tsining JunJing II phase one residential project that is under construction.

Revenues from the sale of properties, by project	2008	2007
US dollars

Project Under Construction
Tsining JunJing II Phase one	$23,776,789	$-

Projects Completed
Tsining JunJing I	264,066	8,964,783
Tsining-24G	27,243	25,198,128
Tsining Gangwan	58,427	2,368,602
Tsining Hanyuan	13,894	3,100
Tsining Home In	121,076	323,751
Tsining Mingyuan	44,567	247,298
Lidu Mingyuan	-	303,124

Infrastructure Project
Baqiao infrastructure construction (river dam in 2007)	-	10,790,610

Project In Process
Baqiao (land sale in 2007)	-	24,405,717

Revenues from the sales of properties	$24,306,062	$73,579,325

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 5

Other income

Other income increase 547.6 percent to $2,159,784 in 2008 from $333,525 in 2007. The 2008 other income included revenues of $1,433,837 generated from our infrastructure construction project in the Baqiao area and consisted of the government’s allowance for the equivalent cost of interest on the company’s investments required to support the infrastructure construction.

Cost of properties and land

The cost of properties and land in 2008 decreased 50.3 percent to $21,473,426 compared with $43,221,757 in 2007. The decrease was primarily as a result of the lower number of projects sold. In 2008, we had one project that recognized revenue from a portion of pre-sales using the percentage of completion method of accounting, compared with sales of two projects in 2007 using the full accrual method of accounting.

Selling, general, and administrative expenses

Selling, general, and administrative expenses for 2008 increased 191.1 percent to $8,497,562 from $2,919,360 in 2007. The increase in selling, general, and administrative expenses was due primarily to the following reasons:

1.  Higher advertising, marketing, and selling expenses totaled $1,261,495 in 2008 compared with $781,998 in 2007. The increase resulted from the company’s aggressive marketing campaign during 2008 for Tsining JunJing II phase one project, which included advertising and fully furnished showrooms where potential buyers could see possible layouts and decorative effects. These showrooms have attracted hundreds of potential buyers and continue to create buyer interest and result in additional pre-sales purchase agreements.

2.  During the fourth quarter of 2008, we completed the formation of the Puhua joint venture with Prax Capital. Start-up costs totaling $637,522 were expensed in 2008. We had no similar start-up costs in 2007.

3.  An increase in allowance for bad debts. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts based on historical collection experience and a review of the current status of trade accounts receivable. We booked an allowance for doubtful accounts of $1,278,516 in 2008 compared with $94,514 in 2007.

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 6

4.  Higher professional expenses that resulted from the company’s upgrade to NASDAQ where our common shares began trading in May 2008. The company believes its listing on NASDAQ will provide more liquidity and transparency for shareholders and additional financing flexibility for the company. Audit, legal, and other professional costs totaled $780,032 in 2008 compared with 392,251 in 2007.

5.  Higher stamp tax and land use tax paid in 2008 due to changes in local regulations that caused us to recognize $429,593 for those taxes in 2008 compared with $6,964 in 2007.

6.  Debt issuance costs are capitalized as deferred financing cost and amortized on a straight line basis over the term of the debt. The amortization of debt issuance costs in 2008 was $148,606 and no such costs were incurred in 2007.

Stock-based compensation

The company recorded a $3 million non-cash expense for restricted common shares during the third quarter 2008, which was related the company’s incentive program for performance achieved in 2007. The company also recorded a $78,600 non-cash expense for shares issued to certain directors and officer as part of their 2008 salary.

Other expenses

Other expenses in 2008 increased 414.8 percent to $295,595 compared with $57,416 in 2007. The other expenses in 2008 included $146,412 (RMB 1,000,000) in donations to earthquake relief funds in China. Other expenses consist mainly of the losses or gains related to the cleanup of fixed assets, donations to charitable organizations, late delivery settlements, and maintenance costs.

Interest expense

Interest expense in 2008 decreased 18.5 percent to $1,346,183 from $1,652,349 in 2007. In mid-2008, the company signed a RMB 1 billion (about $147 million) construction credit line agreement with China Construction Bank. During 2008, we drew down about $22 million in the credit line. The loan from China Construction Bank has an interest rate that floats at 110 percent of the People’s Bank of China reference rate.

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 7

Provision for income taxes

During the fourth quarter of 2008, the local tax authority conducted a tax examination and reached a tax settlement with us regarding our income tax liability; we realized a gain of $12,712,153, which is included in the provision for income taxes. As a result, the company adjusted its provision for income taxes to $(10,490,833) for 2008 compared with the $8,743,556 provision in 2007.

Minority interest

We recorded $(159,564) minority interest attributable to the minority shareholder of Puhua and Success Hill, which is related to the formation of the Puhua joint venture in the fourth quarter of 2008. We had no minority interest in 2007.

Net income

Net income in 2008 decreased 42.7 percent to $9,555,853 from $16,686,116 in 2007. As explained above, the decrease in net income was due primarily to the absence of a land sale, fewer projects and units in the sales cycle, lower gross profit, higher selling, general, and administrative expenses, the restricted common stock issued in 2008 as incentive compensation for the year 2007, and accretion on convertible debt, partly offset by the change in the fair value of warrants and embedded derivatives and the tax settlement in fourth quarter of 2008.

Basic and diluted earnings per share

Basic earnings per share were $0.31 in 2008, down 50.0 percent from $0.62 in 2007. Diluted earnings per share were $0.30 in 2008, down 51.6 percent from $0.62 in 2007.

Cash flow

Cash flow from operating activities decreased 437.7 percent to $(29,076,621) in 2008 from $8,611,383 in 2007, primarily due to the operating cash outflow associated with the development of Tsining JunJing II phase one.

The use of cash in investing activities in 2008 was $(510,713), which was 98.0 percent less than 2007, primarily due to the increase of the restricted cash and the absence of our acquisition of all the equity of New Land in March 2007.

Cash flow from financing activities in 2008 provided $63,933,479, up 247.2 percent from 2007, primarily due to $29,268,913 in net proceeds from the creation of the joint venture with Prax Capital, the $19,230,370 proceeds from the convertible notes issued in January 2008 and funds from construction loans with banks that totaled $46,054,762, partly offset by payments on loans totaling $25,905,804.

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 8

In mid-2008, the company signed a RMB 1 billion (about $147 million) construction credit line agreement with China Construction Bank to support the company’s development projects. The company has been granted a total RMB 22 million loan for the JunJing II phase one project and expects another RMB 22 million loan once the JunJing II phase two project begins.

As a result of the above cash flow changes from operating, investing, and financing activities, the increase in cash in 2008 was $34,413,512 compared with an increase $2,007,132 in 2007.

Debt leverage

Total debt outstanding as of December 31, 2008 was $59,186,304 compared with $27,922,125 on December 31, 2007.

Net debt outstanding (total debt less cash and restricted cash) as of December 31, 2008 was $20,955,952 compared with $25,469,759 on December 31, 2007. The company's net debt as a percent of total capital (net debt plus shareholders' equity) was 19.8 percent on December 31, 2008 and 27.8 percent on December 31, 2007.

Conference call and webcast

China Housing & Land Development will webcast its year 2008 conference call at 8:00 a.m. Eastern Daylight Time (U.S.A.) on Thursday, March 26, 2009. The live conference call audio broadcast can be reached using the investor relations page of the company's website at www.chldinc.com.

About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its subsidiaries in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 9

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc., which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing & Land Development, Inc.'s public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in the attachments is as of the date of the release, and the Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing & Land Development news releases, project information, photographs, and more are available on the internet at http://www.chldinc.com.

Financial statements follow.

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 10

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

Consolidated Balance Sheets
As of December 31, 2008 and December 31, 2007
	December 31,	December 31,
	2008	2007
ASSETS
Cash	$37,425,340	$2,351,015
Cash - restricted	805,012	101,351
Accounts receivable, net of allowance for doubtful accounts of $1,278,156 and $94,514, respectively	813,122	12,107,882
Other receivables, prepaid expenses and other assets	446,497	567,308
Notes receivable, net	811,695	947,918
Real estate held for development or sale	60,650,011	40,986,931
Property and equipment, net	12,391,501	5,707,012
Assets held for sale	14,308,691	12,910,428
Advance to suppliers	704,275	2,071,549
Deposits on land use rights	47,333,287	29,694,103
Intangible assets, net	46,043,660	48,205,697
Deferred Financing Costs	622,118	55,451
Total assets	$222,355,209	$155,706,645

LIABILITIES
Accounts payable	$10,525,158	$9,311,995
Advances from customers	9,264,385	5,258,351
Accrued expenses	3,539,842	1,903,451
Payable to Newland's previous shareholders	8,429,889	11,413,229
Income and other taxes payable	7,532,730	22,711,981
Other payables	5,183,251	3,881,137
Loans from employees	1,517,039	2,388,862
Loans payable	35,617,442	14,120,034
Deferred tax liability	11,510,915	15,907,880
Warrants liability	1,117,143	2,631,991
Fair value of embedded derivatives	760,398	-
Convertible debt	13,621,934	-
Total liabilities	108,620,126	89,528,911

MINORITY INTEREST IN SUBSIDIARIES	29,109,350	-

SHAREHOLDERS' EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares issued and outstanding 30,893,757 and 30,141,887, respectively
Additional paid in capital	31,390,750	28,381,534
Statutory reserves	3,541,226	2,885,279
Retained earnings	39,265,062	30,365,156
Accumulated other comprehensive income	10,397,801	4,515,623

Total shareholders' equity	84,625,733	66,177,734

Total liabilities and shareholders' equity	$222,355,209	$155,706,645

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 11

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Comprehensive Income
For The Years Ended December 31, 2008, 2007, and 2006

	2008	2007	2006
REVENUE
Sale of properties	$24,306,062	$73,579,325	$53,647,174
Other income	2,159,784	333,525	452,312

Total revenue	26,465,846	73,912,850	54,099,486

COSTS AND EXPENSES
Cost of properties and land	21,473,426	43,221,757	36,749,683
Selling, general and administrative expenses	8,497,562	2,919,360	3,197,310
Stock based compensation	3,078,600	-	-
Other expense	295,595	57,416	301,158
Interest expense	1,346,183	1,652,349	289,083
Accretion expense on convertible debt	968,962	-	-
Change in fair value of embedded derivatives	(3,166,977)	-	-
Change in fair value of warrants	(4,932,961)	632,296	-
Total costs and expense	27,560,390	48,483,178	40,537,234

(Loss) income before provision for income taxes and minority interest	(1,094,544)	25,429,672	13,562,252

(Recovery) provision for income taxes	(10,490,833)	8,743,556	4,511,442
Income before minority interest	9,396,289	-	-

Minority interest in net loss of subsidiaries, net of tax	159,564	-	-

NET INCOME	9,555,853	16,686,116	9,050,810

Gain on foreign exchange	5,882,178	3,617,405	655,435

COMPREHENSIVE INCOME	$15,438,031	$20,303,521	$9,706,245

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	30,516,411	26,871,388	20,277,615

Diluted	30,527,203	26,871,388	20,277,615

EARNINGS PER SHARE
Basic	$0.31	$0.62	$0.45

Diluted	$0.30	$0.62	$0.45

The accompanying notes are an integral part of these consolidated financial statements

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 12

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows
For The Years Ended December 31, 2008, 2007, and 2006

	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,555,853	$16,686,116	$9,050,810
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Minority interest in subsidiaries	(159,564)	-	-
Bad debt expense	1,420,434	-	509,435
Depreciation	454,728	423,932	354,444
Gain on disposal of fixed assets	15,167	(48,347)	(149,830)
Gain on income tax settlement	(12,712,153)	-	-
Amortization of stock issued for investor relations fees	-	131,400	-
Amortization of deferred financing costs	148,606	-	-
Amortization of Intangible assets	-	1,157,758	-
Stock based compensation	3,078,600	-	-
Change in fair value of warrants	(4,932,961)	632,296	-
Change in fair value of embedded derivatives	(3,166,977)	-	-
Accretion expense convertible debt	968,962	-	-
Non-cash proceeds from sales	(166,148)	(10,783,201)	-
(Increase) decrease in assets:
Accounts receivable	10,758,758	(8,463,433)	(431,805)
Real estate	(23,463,229)	13,696,294	3,640,231
Advance to suppliers	1,600,308	(1,480,596)	11,930,759
Deposit on land use rights	(15,387,541)	(17,695,934)
Other receivable and deferred charges	(114,638)	658,893	(1,118,155)
Deferred Financing Costs	202,888
Increase (decrease) in liabilities:
Accounts payable	570,250	2,556,717	2,716,495
Advances from customers	3,576,253	2,066,546	(28,428,381)
Accrued expense	1,607,633	42,522	1,625,843
Other payable	1,003,031	(1,016,610)	(266,309)
Income and other taxes payable	(3,934,882)	10,047,030	6,909,809
Net cash provided by (used in) operating activities	(29,076,621)	8,611,383	6,343,346

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(684,040)	1,039,410	591,312
Purchase of buildings, equipment and automobiles	(1,063,332)	(244,355)	(13,269,773)
Notes receivable collected	364,313	1,272,541	(2,246,025)
Proceed from sale of fixed assets	872,346	-	243,616
Acquisition of subsidiary	-	(27,087,844)	-
Net cash provided by (used in) investing activities	(510,713)	(25,020,248)	(14,680,870)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Proceeds from issuance of convertible debt	19,230,370	-	-
Investment and advances from minority shareholder	29,268,913	-	-
Loan from bank	46,054,762	3,944,359	13,835,303
Payments on loans	(25,905,804)	(14,202,410)	(7,905,887)
Loans to or from employees, net	(1,018,357)	1,226,736	1,016,551
Repayment of loan from New Land previous shareholders	(3,704,820)	4,207,315	-
Proceeds from issuance of common stock and warrants	8,415	23,239,997	1,750,421
Net cash provided by financing activities	63,933,479	18,415,997	8,696,388

INCREASE IN CASH	34,346,145	2,007,132	358,864

EFFECTS ON FOREIGN CURRENCY EXCHANGE	728,180	(35,750)	(9,976)

CASH, beginning of year	2,351,015	379,633	30,745

CASH, end of year	$37,425,340	$2,351,015	$379,633

The accompanying notes are an integral part of these consolidated financial statements

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 13

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity
For The Years Ended December 31, 2008 and 2007

							Accumulated
			Additional			Capital	other
	Common Stock		paid in	Statutory	Retained	contribution	comprehensive
	Shares	Par Value	capital	reserves	earnings	receivable	income	Totals
BALANCE, December 31, 2007	30,141,887	$30,142	$28,381,534	$2,885,279	$30,365,156	$-	$4,515,623	$66,177,734

Common Stock issued from warrants conversion	1,870	2	9,966					9,968
Stock based compensation	750,000	750	2,999,250					3,000,000
Accrued stock based compensation			0
Net Income					9,555,853			9,555,853
Adjustment to statutory reserve				655,947	(655,947)
Foreign currency translation adjustment							5,882,178	5,882,178

BALANCE, December 31, 2008	30,893,757	$30,894	$31,390,750	$3,541,226	$39,265,062	$-	$10,397,801	$84,625,733

The accompanying notes are an integral part of these consolidated financial statements

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

News release of financial results for the year 2008 • released March 25, 2009 • page 14

For investors and media

China Housing & Land Development, Inc.
Jing Lu, +86 29.8258.2632 in Xi’an
Chief Operating Officer & Board Secretary

or

William Xin, +86 150.9175.2090 in Xi’an
+1 917-371-9827 in San Francisco
Chief Financial Officer
william.xin@chldinc.com

or

Christensen Investor Relations
Tom Myers, +86 139.1141.3520 in Beijing
tmyers@christensenir.com

or

Kathy Li, +1 212-618-1978 in New York
kli@christensenir.com